Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-163976

Prospectus

42,838,451 shares

TransAtlantic Petroleum Ltd.

Common Shares

The selling shareholders named in this prospectus may use this prospectus to offer and sell from time to time up to 42,838,451 of our common shares. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders. This prospectus does not cover the issuance of any common shares by us to the selling shareholders.

Except for underwriting discounts and selling commissions, which may be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the common shares covered by this prospectus.

The selling shareholders may sell the common shares from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling shareholders may sell the common shares to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling shareholders, purchasers in connection with sales of the common shares, or both. Additional information relating to the distribution of the common shares by the selling shareholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

Our common shares are traded in Canadian dollars on the Toronto Stock Exchange under the symbol “TNP” and are traded in U.S. dollars on the NYSE Amex under the symbol “TAT”. On June 17, 2010, the closing price of our common shares on the Toronto Stock Exchange was Cdn$3.57, and the closing price for our common shares on the NYSE Amex was $3.49 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling shareholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders referred to in this prospectus may offer and sell from time to time up to 42,838,451 outstanding common shares.

Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common shares. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “TransAtlantic,” “we,” “us,” and “our” are to TransAtlantic Petroleum Ltd. and its subsidiaries on a consolidated basis. All references to “$” or “dollars” in this prospectus refer to U.S. dollars, unless otherwise indicated. Canadian dollars is abbreviated Cdn$.

SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common shares. You should carefully read the entire prospectus, especially the risks of investing in our common shares discussed under “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

TransAtlantic Petroleum Ltd.

TransAtlantic Petroleum Ltd. is a vertically integrated, international oil and gas company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. We hold interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania, and California. We own our own drilling rigs and oilfield service equipment, which we use to develop our properties in Turkey and Morocco. In addition, we provide oilfield services and contract drilling services to third parties in Turkey and plan to provide similar services in Morocco. We underwent a strategic transformation during 2008 as a result of a series of transactions with N. Malone Mitchell, 3rd, chairman of our board of directors.

We were incorporated under the laws of British Columbia, Canada on October 1, 1985 under the name Profco Resources Ltd. and continued to the jurisdiction of Alberta, Canada under the Business Corporations Act (Alberta) on June 10, 1997. Effective December 2, 1998, we changed our name to TransAtlantic Petroleum Corp. Effective October 1, 2009, we continued to the jurisdiction of Bermuda under the Bermuda Companies Act 1981 from the Province of Alberta and changed our name to TransAtlantic Petroleum Ltd. Our common shares trade on the Toronto Stock Exchange in Canadian dollars under the symbol “TNP” and on the NYSE Amex in U.S. dollars under the symbol “TAT”. Our principal executive office is located at 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206. Our telephone number is (214) 220-4323. Our website address is www.transatlanticpetroleum.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

The Offering

Common shares offered by the selling shareholders	42,838,451 shares

Selling shareholders	All of the common shares are being offered by the selling shareholders named herein. This prospectus does not offer for sale any common shares beneficially owned by our affiliates. See “Selling Shareholders” for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of the common shares in this offering.

Plan of distribution	The selling shareholders named in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer or sell the common shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may resell the common shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution.”

Toronto Stock Exchange symbol	TNP

NYSE Amex symbol	TAT

RISK FACTORS

Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our common shares could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are “forward-looking statements” and are prospective. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “project,” “estimate,” “continue” or similar words suggesting future outcomes or statements regarding an outlook. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: market prices for natural gas, natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids and oil; the results of exploration and development drilling and related activities; the global economic crisis and economic conditions in the countries and provinces in which we carry on business, especially economic slowdowns; actions by governmental authorities including increases in taxes, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; the negotiation and closing of material contracts; and the other factors discussed in other documents that we file with or furnish to the SEC. The impact of any one factor on a particular forward-looking statement is not determinable with certainty, as such factors are interdependent upon other factors. In that regard, any statements as to future natural gas or oil production levels; capital expenditures; the allocation of capital expenditures to exploration and development activities; sources of funding for our capital program; drilling of new wells; demand for natural gas and oil products; expenditures and allowances relating to environmental matters; dates by which certain areas will be developed or will come on-stream; expected finding and development costs; future production rates; ultimate recoverability of reserves; dates by which transactions are expected to close; cash flows; uses of cash flows; collectibility of receivables; availability of trade credit; expected operating costs; changes in any of the foregoing and other statements using forward-looking terminology are forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur.

Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common shares by the selling shareholders under this prospectus. The proceeds from the resale of the common shares under this prospectus are solely for the account of the selling shareholders.

SELLING SHAREHOLDERS

We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) dated November 24, 2009, with Canaccord Capital Corporation (“Canaccord”) and Dalea Partners, LP (“Dalea”), pursuant to which we agreed to register for resale certain of our common shares owned by the selling shareholders named below and to indemnify the selling shareholders against certain liabilities related to the selling of such common shares, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Under the Registration Rights Agreement, we also agreed to pay the expenses associated with preparing and filing this registration statement; however, the selling shareholders will pay any legal fees, expenses, commissions or other expenses relating to the sale of their common shares.

The selling shareholders acquired the common shares on November 24, 2009 either in an offering conducted outside the United States in compliance with Regulation S under the Securities Act or inside the United States in compliance with Regulation D under the Securities Act. The common shares being offered hereby are being registered to permit public secondary trading. The selling shareholders may offer all or part of the common shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of the common shares, nor are the selling shareholders obligated to sell any common shares immediately under this prospectus.

The following table sets forth the names of the selling shareholders, the number of common shares beneficially owned by them as of December 16, 2009, the number of common shares being offered by them, the number of common shares each selling shareholder will beneficially own if the shareholder sells all of the common shares being registered and the selling shareholder’s percentage ownership of our total outstanding common shares if all the common shares in the offering are sold. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of common shares beneficially owned after the offering is based on 303,245,456 common shares outstanding as of December 16, 2009. As used in this prospectus, “selling shareholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ interests.

All information with respect to share ownership has been furnished by or on behalf of the selling shareholders and is as of the date of this prospectus. We believe, based on information supplied by the selling shareholders and subject to community property laws where applicable, that except as may otherwise be indicated in the footnotes to the table below, each selling shareholder has sole voting and dispositive power with respect to the common shares reported as beneficially owned by them. Because the selling shareholders may sell all, part or none of their common shares, no estimates can be given as to the number of common shares that will be held by each selling shareholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering, none of the common shares offered by this prospectus will be held by the selling shareholders.

None of the selling shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years.

Selling Shareholders	Number of Common Shares Owned Before the Offering		Number of Common Shares Being Offered		Number of Common Shares Owned After the Offering (1)		Percentage of Common Shares Owned After the Offering
1233171 Alberta Ltd. (2)	20,000		20,000		0		0
1991 Investment Company (3)	105,000		40,000		65,000		*
2035718 Ontario Inc. (4)	45,000		45,000		0		0
Adaly Opportunity Fund (5)	750,200	(6)	300,000	(7)	450,200	(8)	*
Adelphi Emerging Europe Fund (9)	623,828		620,000		3,828		*
Alex Cumming	10,000		10,000		0		0
Alex Glasenberg	20,000		20,000		0		0
Apogee Fund L.P. (10)	1,000,000		200,000		800,000		*
Ascend Partners Fund I LP (11)	1,350,000	(12)	1,350,000	(12)	0		0
Ascend Partners Fund I, Ltd. (11)	1,350,000	(12)	1,350,000	(12)	0		0
Ascend Partners Fund II LP (11)	1,350,000	(12)	1,350,000	(12)	0		0
Ascend Partners Fund II, Ltd. (11)	1,350,000	(12)	1,350,000	(12)	0		0
Atlas Allocation Fund L.P. (13)	631,000		450,000		181,000		*
BMO Guardian Global Energy Fund (14)	1,391,300	(15)	1,375,000	(16)	16,300	(17)	*
BMO Resource Fund (14)	1,391,300	(15)	1,375,000	(16)	16,300	(17)	*
BP Capital Energy Equity Fund Master II, LP (18)	2,000,000	(19)	2,000,000	(19)	0		0
BP Capital Energy Equity Fund, LP (18)	2,000,000	(19)	2,000,000	(19)	0		0
BP Capital Energy Equity International Holdings I, LP (18)	2,000,000	(19)	2,000,000	(19)	0		0
Bruce S. Simmonds	10,000		10,000		0		0
Cato Partners Management LLC (20)	1,007,000		200,000		807,000		*
Crossway Partners Master Fund LP (21)	500,000		500,000		0		0
Cumber International S.A. (22)	3,648,400	(23)	750,000	(24)	2,898,400	(25)	1.0%
Cumberland Benchmarked Partners, L.P. (22)	3,648,400	(23)	750,000	(24)	2,898,400	(25)	1.0%
Cumberland Partners (22)	3,648,400	(23)	750,000	(24)	2,898,400	(25)	1.0%
Cumming Construction Ltd. (26)	20,000		20,000		0		0
David Bruce Dyck	5,000		5,000		0		0
Don Jack	10,000		10,000		0		0
Fidelity Canadian Asset Allocation Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Fidelity Canadian Disciplined Equity Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Fidelity Contrafund: Fidelity Advisor New Insights Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Fidelity Contrafund: Fidelity Contrafund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Fidelity Global Equity Open Fund (29)	18,100		18,100		0		0
Fidelity Global Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Fidelity Global Natural Resources Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Gary West (30)	1,813,600	(31)	200,000	(32)	1,613,600	(33)	*
Ian Cathery	45,000		45,000		0		0
IG FI Canadian Asset Allocation Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
IG FI Canadian Equity Class (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
IG FI Canadian Equity Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Ironman Energy Master Fund (34)	70,000		70,000		0		0
James Thomson	10,000		10,000		0		0
JANA Partners LLC (35)	6,383,000		6,383,000		0		0
JLD Investment Corporation (36)	5,000		5,000		0		0
Johnathan Bodnar Kachuk	500		500		0		0
Kurt Andrew Roberts	2,000		2,000		0		0
Longview Partners B, L.P. (22)	3,648,400	(23)	750,000	(24)	2,898,400	(25)	1.0%
Los Angeles Board of Admin. of Water & Power Employees’ Retirement, Disability & Death Benefit Plan (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%

Mary West (30)	1,813,600	(31)	200,000	(32)	1,613,600	(33)	*
Midsummer Investment, Ltd. (37)	20,000		20,000		0		0
Minnesota State Board of Investment (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
MSD Energy Investments, L.P. (38)	15,000,000		2,766,000		12,234,000		4.0%
Ohio Police & Fire Pension Fund (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
Quantum Partners Ltd. (39)	2,700,000		2,000,000		700,000		*
Ralph Gerstein	90,000		90,000		0		0
RCH Energy Opportunity Fund III, LP (40)	3,431,045	(41)	900,000		2,531,045	(42)	*
Schroder International Selection Fund Global Energy Fund (43)	10,638,300		10,638,300		0		0
Seabright Investment Consultants Inc. (44)	10,000		10,000		0		0
Shirley Battison	10,000		10,000		0		0
State Board of Administration of Florida (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
The Strategic Opportunities Master Fund (5)	750,200	(6)	300,000	(7)	450,200	(8)	*
The Strategic Retirement Fund (5)	750,200	(6)	300,000	(7)	450,200	(8)	*
Washington State Investment Board (27)	20,828,151	(27)	11,745,051	(28)	9,083,100		3.0%
William Allan Coleman	500		500		0		0

*	Less than 1%
(1)	Represents the number of common shares that will be beneficially owned by the selling shareholders after completion of this offering based on the assumptions that: (i) all of the common shares registered for resale by the registration statement of which this prospectus is part will be sold and (ii) no other common shares will be acquired or sold by the selling shareholders prior to completion of this offering. However, the selling shareholders may sell all, part or none of their common shares offered pursuant to this prospectus and may sell some or all of their common shares pursuant to one or more exemptions from the registration provisions of the Securities Act.
(2)	Lee Simpson, as director and sole shareholder of 1233171 Alberta Ltd., has sole voting and dispositive power over the common shares held by 1233171 Alberta Ltd.
(3)	Paul Brett Combs, as the trustee of LC Vose 1965 Trust FBO Charles Vose, the general partner of 1991 Investment Company, has sole voting and dispositive power over the common shares held by 1991 Investment Company.
(4)	Richard Kung, as president of 2035718 Ontario Inc., has sole voting and dispositive power over the common shares held by 2035718 Ontario Inc.
(5)	Adaly Investment Management Corp. serves as the investment advisor and manager of Adaly Opportunity Fund and investment advisor of The Strategic Opportunities Master Fund and The Strategic Retirement Fund. Martin Braun, the president of Adaly Investment Management Corp., has sole voting and dispositive power over the common shares held by Adaly Opportunity Fund, The Strategic Opportunities Master Fund and The Strategic Retirement Fund.
(6)	Includes (i) 246,800 common shares held by Adaly Opportunity Fund, (ii) 450,500 common shares held by The Strategic Opportunities Master Fund and (iii) 52,900 common shares held by The Strategic Retirement Fund.
(7)	Includes (i) 98,800 common shares held by Adaly Opportunity Fund, (ii) 180,000 common shares held by The Strategic Opportunities Master Fund and (iii) 21,200 common shares held by The Strategic Retirement Fund.
(8)	Includes (i) 148,000 common shares held by Adaly Opportunity Fund, (ii) 270,500 common shares held by The Strategic Opportunities Master Fund and (iii) 31,700 common shares held by The Strategic Retirement Fund.
(9)	Lars Dollmann, as portfolio manager of Adelphi Emerging Europe Fund, has sole voting and dispositive power over the common shares held by Adelphi Emerging Europe Fund.
(10)	Emmett M. Murphy, as general partner of Apogee Fund L.P., has sole voting and dispositive power over the common shares held by Apogee Fund L.P.
(11)	Ascend Capital LLC is the sole general partner of Ascend Capital Limited Partnership, which is the sole general partner of Ascend Partners Fund I LP and Ascend Partners Fund II LP and is the sole investment manager of Ascend Partners Fund I, Ltd. and Ascend Partners Fund II, Ltd. Malcom Fairbairn, as Chief Investment Officer of Ascend Capital LLC, has sole voting and dispositive power over the common shares held by each of Ascend Partners Fund I LP, Ascend Partners Fund I, Ltd., Ascend Partners Fund II LP and Ascend Partners Fund II, Ltd.

(12)	Includes (i) 4,780 common shares held by Ascend Partners Fund I LP, (ii) 50,290 common shares held by Ascend Partners Fund I, Ltd., (iii) 325,836 common shares held by Ascend Partners Fund II LP and (iv) 969,094 common shares held by Ascend Partners Fund II, Ltd.
(13)	Atlas Capital Management is the general partner of Atlas Allocation Fund L.P. Robert H. Alpert, as the president of RHA. Inc., the general partner of Atlas Capital Management, has sole voting and dispositive power over the common shares held by Atlas Allocation Fund L.P.
(14)	BMO Guardian Global Energy Fund and BMO Resource Fund are indirect subsidiaries of BMO Nesbitt Burns, a registered broker-dealer. These common shares were purchased by BMO Guardian Global Energy Fund and BMO Resource Fund in the ordinary course of business and, at the time of purchase, BMO Guardian Global Energy Fund and BMO Resource Fund had no agreements or understandings, directly or indirectly, with any person to distribute the common shares. Jones Heward, as portfolio advisor to each of BMO Guardian Global Energy Fund and BMO Resource Fund, has sole voting and dispositive power over the common shares held by BMO Guardian Global Energy Fund and BMO Resource Fund.
(15)	Includes (i) 40,300 common shares held by BMO Guardian Global Energy Fund and (ii) 1,351,000 common shares held by BMO Resource Fund.
(16)	Includes (i) 24,000 common shares held by BMO Guardian Global Energy Fund and (ii) 1,351,000 common shares held by BMO Resource Fund.
(17)	Includes 16,300 common shares held by BMO Guardian Global Energy Fund.
(18)	T. Boone Pickens, as president and chief executive officer, and Ronald D. Bassett and Robert L. Stillwell as managing directors, of BP Capital Management, L.P., the general partner of each of BP Capital Energy Equity Fund, LP, BP Capital Energy Equity Fund Master II, LP and BP Capital Energy Equity International Holdings I, LP, share voting and dispositive power over the common shares held by BP Capital Energy Equity Fund, LP, BP Capital Energy Equity Fund Master II, LP and BP Capital Energy Equity International Holdings I, LP.
(19)	Includes (i) 1,080,000 common shares held by BP Capital Energy Equity Fund, LP, (ii) 840,000 common shares held by BP Capital Energy Equity Fund Master II, LP and (iii) 80,000 common shares held by BP Capital Energy Equity International Holdings I, LP.
(20)	Derk Cullinan, as managing member of Cato Partners Management LLC, has sole voting and dispositive power over the common shares held by Cato Partners Management LLC.
(21)	Evan Claar, as managing member of CBI Capital LLC, the general partner of Crossway Partners Master Fund LP, has sole voting and dispositive power over the common shares held by Crossway Partners Master Fund LP.
(22)	Gary Tynes, as the chief financial officer of Cumberland Associates LLC, the financial advisor to Cumber International S.A., has sole voting and dispositive power over the common shares held by Cumber International S.A. Mr. Tynes, as a member of Cumberland Benchmarked GP LLC, the general partner of Cumberland Benchmarked Partners, L.P., has sole voting and dispositive power over the common shares held by Cumberland Benchmarked Partners, L.P. Mr. Tynes, as a member of Cumberland GP LLC, the general partner of Cumberland Partners, has sole voting and dispositive power over the common shares held by Cumberland Partners. Mr. Tynes, as a member of Longview B GP LLC, the general partner of Longview Partners B, L.P., has sole voting and dispositive power over the common shares held by Longview Partners B, L.P.
(23)	Includes (i) 223,771 shares held by Cumber International S.A., (ii) 907,241 shares held by Cumberland Benchmarked Partners, L.P., (iii) 1,923,545 shares held by Cumberland Partners and (iv) 593,843 shares held by Longview Partners B, L.P.
(24)	Includes (i) 45,552 shares held by Cumber International S.A., (ii) 187,107 shares held by Cumberland Benchmarked Partners, L.P., (iii) 393,874 shares held by Cumberland Partners and (iv) 123,467 shares held by Longview Partners B, L.P.
(25)	Includes (i) 178,219 shares held by Cumber International S.A., (ii) 720,134 shares held by Cumberland Benchmarked Partners, L.P., (iii) 1,529,671 shares held by Cumberland Partners and (iv) 470,376 shares held by Longview Partners B, L.P.
(26)	Tom Cumming, as owner of Cumming Construction Ltd., has sole voting and dispositive power over the common shares held by Cumming Construction Ltd.
(27)

FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, acting through its subsidiaries, is the beneficial owner of 20,828,151 common shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,722,051 of our common shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of

9,798,900 of our common shares as a result of it serving as investment adviser to institutional accounts, non-U.S. mutual funds and investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 307,200 of our common shares as a result of it serving as investment adviser to institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, PGALLC, PGATC and the funds and accounts managed by them (the “Fidelity Funds”), each has sole power to dispose of the 20,828,151 shares owned by the Fidelity Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of our common shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ boards of trustees. Fidelity carries out the voting of our common shares under written guidelines established by the Fidelity Funds’ boards of trustees. FMR LLC directly or indirectly owns and controls a number of registered broker-dealers, among other affiliates. These common shares were purchased by each of the selling shareholders in the ordinary course of business and, at the time of purchase, the selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.
(28)	Includes (i) 1,234,400 shares held by Fidelity Contrafund: Fidelity Advisor New Insights Fund; (ii) 6,578,651 shares held by Fidelity Contrafund: Fidelity Contrafund; (iii) 311,200 shares held by Fidelity Canadian Asset Allocation Fund; (iv) 2,500,000 shares held by Fidelity Canadian Disciplined Equity Fund; (28) 84,600 shares held by Fidelity Global Fund; (vi) 50,200 shares held by Fidelity Global Natural Resources Fund; (vii) 40,800 shares held by IG FI Canadian Asset Allocation Fund; (viii) 126,700 shares held by IG FI Canadian Equity Class; (ix) 583,100 shares held by IG FI Canadian Equity Fund; (x) 28,800 shares held by Los Angeles Board of Admin. of Water & Power Employees’ Retirement, Disability & Death Benefit Plan; (xi) 17,700 shares held by Minnesota State Board of Investment; (xii) 37,700 shares held by Ohio Police & Fire Pension Fund; (xiii) 84,200 shares held by the State Board of Administration of Florida; and (xiv) 67,000 shares held by Washington State Investment Board.
(29)	FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, has sole voting and dispositive power over the common shares held by Fidelity Global Equity Open Fund. FIL is an indirect affiliate of FMR LLC. FMR LLC directly or indirectly owns and controls a number of registered broker-dealers, among other affiliates. These common shares were purchased by this selling shareholder in the ordinary course of business and, at the time of purchase, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.
(30)	West Family Investments, LLC is the investment manager to Gary West and Mary West. Randy Rochman, as chief executive officer, and Johnny Bubb, as vice president, respectively, of West Family Investments, LLC, have shared voting and dispositive power over the common shares held by Gary West and Mary West.
(31)	Includes (i) 906,800 common shares held by Gary West and (ii) 906,800 common shares held by Mary West.
(32)	Includes (i) 100,000 common shares held by Gary West and (ii) 100,000 common shares held by Mary West.
(33)	Includes (i) 806,800 common shares held by Gary West and (ii) 806,800 common shares held by Mary West.
(34)	G. Bryan Dutt, as managing director of Ironman Energy Master Fund, has sole voting and dispositive power over the common shares held by Ironman Energy Master Fund.
(35)	JANA Partners LLC, a Delaware limited liability company, is a private money management firm which holds our common shares in various funds and accounts under its management and control. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar, who share voting and investment control over such shares.
(36)	Dean Jackson and Jill Glowicki, as secretary and president, respectively, of JLD Investment Corporation share voting and dispositive power over the common shares held by JLD Investment Corporation.
(37)	Joshua Thomas and Michel Amsalem, as investment managers of Midsummer Investment, Ltd., share voting and dispositive power over the common shares held by Midsummer Investment, Ltd.
(38)

MSD Capital, L.P. is the general partner of MSD Energy Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the common shares held by MSD Energy Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares held by MSD Capital, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares owned by MSD Capital Management LLC. Each of Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such common shares, except to the extent of the pecuniary interest of such person in such shares.
(39)	Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners Ltd. As such, SFM LLC has been granted investment discretion over portfolio investments, including over common shares, held for the account of Quantum Partners Ltd. George Soros as chairman, Robert Soros as deputy chairman and Jonathan Soros as president and deputy chairman, of SFM LLC, share voting and dispositive power over the common shares held by Quantum Partners Ltd.
(40)	RR Advisors, LLC is the investment advisor and ultimate general partner of RCH Energy Opportunity Fund III, L.P. Robert Raymond, as the sole member, and W. Mark Meyer, as the president, of RR Advisors, LLC, share voting and dispositive power over the common shares held by RCH Energy Opportunity Fund III, L.P.
(41)	Includes (i) 1,566,667 common shares held by RCH Energy Opportunity Fund III, LP and (ii) 1,864,378 common shares held by RCH Energy Opportunity Fund II, LP.
(42)	Includes (i) 666,667 common shares held by RCH Energy Opportunity Fund III, LP and (ii) 1,864,378 common shares held by RCH Energy Opportunity Fund II, LP.
(43)	Schroder International Selection Fund Global Energy Fund (the “SISF Fund”) is managed by Schroder Investment Management Limited. Schroder Investment Management Limited retains the voting rights to the common shares held by SISF Fund and votes in its capacity as discretionary manager. John Coyle, as fund manager of the SISF Fund, has sole dispositive power over the common shares held by the SISF Fund.
(44)	James Kungle, as president of Seabright Investment Consultants Inc., has sole voting and dispositive power over the common shares held by Seabright Investment Consultants Inc.

PLAN OF DISTRIBUTION

As used in this prospectus, “selling shareholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling shareholders’ interests. In all cases, the selling shareholders will act independently of us in making decisions with respect to the timing, manner, size and price of each sale.

Each selling shareholder may, from time to time, sell any or all of their common shares on the stock exchange, market or trading facility on which the common shares are listed or quoted at the time of sale or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers, including institutional investors;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short after the effective date of the registration statement of which this prospectus is a part and deliver common shares registered hereby to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares. In no event shall any broker dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common shares by the selling shareholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which common shares held by selling shareholders who are not our affiliates may resell such shares without registration and without regard to any limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The common shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling shareholders or any other person.

DESCRIPTION OF CAPITAL STOCK

Shares Generally

Pursuant to our Memorandum of Continuance and our Bye-Laws, we are authorized to issue 1,000,000,000 common shares of par value $0.01 each and 100,000,000 undesignated shares of par value $0.01 each. The Bye-Laws permit the board to authorize us to repurchase our shares whether for cancellation or to be held as treasury shares, provided we are, after the repurchase, able to pay our liabilities as they become due. The Bye-Laws permit us to issue redeemable shares.

Common Shares

Holders of our common shares are entitled to one vote per share on all matters submitted to a vote of the shareholders. The Bye-Laws do not provide for cumulative voting. Any action to be taken by the shareholders at any meeting at which a quorum is in attendance is decided by the affirmative vote of a majority of the votes cast at such meeting, except as otherwise set forth in the Bye-Laws or the Bermuda Companies Act 1981. An amendment of certain specified provisions of the Bye-Laws requires an affirmative vote of at least 80% of the issued and outstanding common shares entitled to vote, and any alteration or abrogation of any rights attached to any class of shares requires (i) consent in writing of 100% of the issued shares of that class or (ii) the approval of the holders of not less than 75% of the issued shares of that class. In addition, the following actions requires an affirmative vote of no less than two-thirds of the votes cast: changes to our Memorandum of Continuance or Bye-Laws, amalgamations, sale, lease or exchange of substantially all of our assets, voluntary winding up or continuance to a foreign jurisdiction. There are no limitations imposed by Bermuda law or the Bye-Laws on the right of shareholders who are not Bermuda residents to hold or vote their common shares. Holders of our common shares do not have any pre-emptive rights.

Under the Bye-Laws and Bermuda law, the board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due or that the realizable value of our assets would thereby be less than the aggregate of our liabilities and issued share capital and share premium accounts. Each common share is entitled to dividends only if, as and when dividends are declared by the board of directors. The payment of future dividends, if any, is determined by the board.

In the event of our liquidation, dissolution or winding up, holders of common shares are entitled to share rateably in proportion to their shareholding in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Undesignated Shares

The Memorandum of Continuance and the Bye-Laws authorize the issuance of 100,000,000 undesignated shares. The undesignated shares may be issued with such preferred, qualified or other special rights, privileges and conditions and subject to such restrictions, as the board of directors may determine, in one or more series. The issuance of shares with voting rights, conversion rights or preferential rights could adversely affect the voting power of our holders of common shares and could have the effect of delaying or preventing a change of control. Undesignated shares could have preferences over common shares with respect to liquidation rights or dividends.

Registration Rights of Selling Shareholders

The selling shareholders have registration rights pursuant to the Registration Rights Agreement entered into by us on November 24, 2009. This agreement provides for the registration of up to 48,298,790 common shares (the “Registrable Securities”). In addition, any of our common shares acquired in the future by the selling shareholders upon any stock split, dividend or other distribution, recapitalization or similar event with respect to our common shares will be covered by the agreement. The registration statement, of which this prospectus forms a part, is filed in accordance with the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, once any registration statement filed pursuant to the Registration Rights Agreement is declared effective by the SEC, we must, subject to certain customary limitations, maintain the effectiveness of the registration statement continuously until all of the common shares registered thereby have either been sold or may be sold by our non-affiliates under Rule 144 of the Securities Act, without limitation or condition. All Registrable Securities cease to be entitled to registration rights under the Registration Rights Agreement when such securities could be sold by a non-affiliate of us under Rule 144 of the Securities Act without limitation or condition.

Anti-Takeover Provisions

The broad discretion given to the board of directors to designate and issue shares from our undesignated shares could be deemed to have an anti-takeover affect, as could the super-majority requirements for certain shareholder votes as described above.

Director and Officer Indemnity

The Bye-Laws require us to indemnify our officers and directors against all liabilities, loss, damage or expense incurred or suffered by such person in such capacity or by reason of any act done, conceived or omitted in the conduct of our business or in the discharge of such person’s duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to Bermuda law. Bermuda law permits us to indemnify directors and officers against liability attaching to them arising from their duties but such indemnification may not extend to acts of fraud or dishonesty. The Bye-Laws require us to advance funds to directors or officers for their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved, and only if such advance is specifically authorized in accordance with Bye-Law 44.6. The Bye-Laws permit the purchase of indemnity insurance.

Foreign Exchange Control Regulations

We have been designated as a non-resident for Bermuda exchange control purposes by the Bermuda Monetary Authority. Because of this designation, there are no restrictions on our ability to transfer funds in and out of Bermuda.

The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the sale of our common shares to or by such persons may take place without specific consent under the Exchange Control Act 1972. Issuances and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific approval under the Exchange Control Act 1972.

As an “exempted company,” we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermuda residents, but as an exempted company, we may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda.

Bermuda Tax Considerations

The following describes a summary of some of the material tax consequences of an investment in our common shares under Bermuda laws. Each prospective investor should consult its own tax advisors regarding tax consequences of an investment in our common shares.

In Bermuda there are no taxes on profits, income or dividends, nor is there any capital gains tax, estate duty or death duty. Profits can be accumulated and it is not obligatory for a company to pay dividends. In addition, stamp duty is not chargeable to any shareholder in respect of the incorporation, registration or licensing of an exempted company, nor, subject to certain minor exceptions, on their transactions. No reciprocal tax treaty affecting us exists between Bermuda and the United States.

The Bermuda government has enacted legislation under which the Minister of Finance is authorized to give a tax assurance to an exempted company or a partnership that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, then the imposition of any such tax shall not be applicable to such entities or any of their operations. In addition, there may be included an assurance that any such tax or any tax in the nature of estate duty or inheritance tax, shall not be applicable to the share, debentures or other obligations of such entities.

On November 6, 2009, we received such a tax assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966. Pursuant to the tax assurance, we have been granted an exemption from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or on any tax in the nature of estate, duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act, 1967 or otherwise payable in relation to land in Bermuda leased to us. This tax exemption expires on March 28, 2016.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, (416) 263-9200.

LEGAL MATTERS

The validity of the common shares offered hereby has been passed upon for us by Appleby.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, and management’s assessment of the effectiveness of TransAtlantic Petroleum Ltd.’s internal control over financial reporting as of December 31, 2009 have been incorporated herein by reference to our Annual Report on Form 10-K in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses an opinion that TransAtlantic Petroleum Ltd. did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

•	TransAtlantic Petroleum Ltd. did not maintain adequate controls to facilitate the flow of information used in financial reporting throughout the organization.

•	TransAtlantic Petroleum Ltd. did not maintain an effective period-end financial statement closing process.

•

TransAtlantic Petroleum Ltd. did not design procedures to ensure detailed reviews and verification of inputs related to the analysis of accounts or transactions and schedules supporting financial statement amounts and disclosures.

•	TransAtlantic Petroleum Ltd. did not maintain effective monitoring controls over foreign operations in Istanbul, Turkey.

The consolidated financial statements of Incremental Petroleum Limited and subsidiaries as of and for the years ended December 31, 2008 and 2007 incorporated in this prospectus by reference to the Prospectus filed with the SEC on May 12, 2010 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report. Such financial statements have been so included upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

DeGolyer & MacNaughton, independent petroleum engineers, prepared the proved reserves estimates with respect to certain of our properties incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in petroleum engineering.

MATERIAL CHANGES

There have been no material changes to us since December 31, 2009 that have not been described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 10, 2010;

•	Current Report on Form 8-K dated December 21, 2009 and filed on December 28, 2009, as amended by Amendment No. 1 on Form 8-K/A filed on January 7, 2010;

•	Current Report on Form 8-K dated January 7, 2010 and filed on January 13, 2010;

•

Unaudited pro forma condensed combined financial statements and the notes thereto of TransAtlantic Petroleum Ltd. for the year ended December 31, 2009, as set forth on pages F-1 to F-8 included in the Prospectus filed with the SEC pursuant to Rule 424(b)(3) under Registration Statement No. 333-163976 on May 12, 2010;

•

Consolidated financial statements of Incremental Petroleum Limited and subsidiaries as of and for the years ended December 31, 2008 and 2007 as set forth on pages F-9 to F-41 included in the Prospectus filed with the SEC pursuant to Rule 424(b)(3) under Registration Statement No. 333-163976 on May 12, 2010; and

•

The description of our common shares, which is contained in our registration statement on Form 8-A12B filed with the SEC on December 7, 2009, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

TransAtlantic Petroleum Ltd.

5910 N. Central Expressway

Suite 1755

Dallas, Texas 75206

Attn: Secretary

Telephone (214) 220-4323

Our incorporated reports and other documents may be accessed at our website address: www.transatlanticpetroleum.com or by contacting the SEC as described below in “Where You Can Find More Information.”

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

42,838,451 shares

TransAtlantic Petroleum Ltd.

Common Shares

Prospectus